Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Berkshire Hills Bancorp, Inc. of our report dated March 14, 2011, except for Note 2 as to which the date is March 15, 2012, relating to our audit of the consolidated financial statements of Berkshire Hills Bancorp, Inc. and subsidiaries, as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010, which report appears in the Annual Report on Form 10-K of Berkshire Hills Bancorp, Inc. for the year ended December 31, 2011.  We also consent to the reference to us under the heading “Experts” in the Prospectus included in the Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

November 20, 2012

MEMBER OF PKF NORTH AMERICA,	99 HIGH STREET BOSTON, MA 02110-2320 P 617-439-9700
AN ASSOCIATION OF LEGALLY INDEPENDENT FIRMS.	WOLFANDCO.COM